Exhibit 99.2

NEW YORK, Oct. 7 /PRNewswire-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, announced today that the United States Securities and Exchange Commission has declared effective its Registration Statement on Form S-4 filed with the Commission. The Registration Statement, including the joint proxy statement, is being used in connection with NeoStem's acquisition of China Biopharmaceuticals Holdings, Inc. (OTC Bulletin Board: CHBP - News). It is anticipated that this acquisition will expand the capabilities and worldwide reach of NeoStem. China Biopharmaceutical's primary asset is a 51% ownership interest in Suzhou Erye Pharmaceutical Co. Ltd. ("Erye"), located in Suzhou, China which in 2008 generated gross revenues of approximately $50 million (US) and net income of approximately $8,000,000 (US). NeoStem's 51% controlling interest in Erye will enable it to benefit from the over 100 drugs on seven GMP lines, including small molecule drugs being manufactured by Erye. Erye has been in business for more than 50 years and is respected for its quality, service and reliability. Erye has begun its three year expansion and relocation program which is anticipated to enhance revenues, profits, and manufacturing capabilities in one of the fastest growing medical markets, the Peoples Republic of China.

The acquisition is subject to customary closing conditions, including approval by the shareholders of each company at meetings of shareholders scheduled for October 29, 2009. Robin Smith, MD, CEO of NeoStem further commented, "We are excited to bring this transaction to our shareholders for a vote and, subject to their approval, begin our collaboration with Suzhou Erye Pharmaceutical Co. Ltd. as we believe it will open new markets, distribution channels and capabilities for production of stem cell related products in the world's fastest growing economy. We will work with existing Erye management to bring new technologies and enhance their drug pipeline."

"Our manufacturing facility relocation, which is being self funded by the net profits from the joint venture until anticipated completion of the relocation in 2011, will allow us to expand manufacturing of small molecule drugs and distribute into China, realizing what could be a tremendous market potential," said Madame Zhang, General Manager of Erye.

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company has also entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells and is pursuing other technologies to advance its position in the field of stem cell tissue regeneration. For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Registration Statement on Form S-4/A filed with the Commission on October 6, 2009 as well as periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Additional Information about the Merger and Where to Find It

NeoStem recently filed a Proxy Statement/Registration Statement with the SEC with respect to the shares of NeoStem Common Stock to be issued in connection with the Merger. Investors and security holders are advised to read the Proxy Statement/Registration Statement because it contains important information about NeoStem, China Biopharmaceuticals (CBH), the proposed Merger and other related matters. The final Proxy Statement/Registration Statement will be sent to stockholders of NeoStem seeking their approval of the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov. Since such final documents are not currently available, NeoStem's stockholders will receive information at an appropriate time as to how to obtain transaction-related documents free of charge from NeoStem.

This press release may be deemed to be solicitation material in respect of the proposed Merger. The directors and executive officers of each of NeoStem and CBH may be deemed to be participants in the solicitation of proxies from the holders of NeoStem Common Stock in respect of the proposed transaction. Information about the directors and executive officers of NeoStem is set forth in NeoStem's Proxy Statement for its 2009 Annual Meeting of Stockholders filed with the SEC on April 14, 2009 and in subsequent Forms 8-K. Investors may obtain additional information regarding the interest of NeoStem and its directors and executive officers, and CBH and its directors and executive officers in connection with the proposed Merger, by reading the Proxy Statement/Registration Statement as filed with the SEC.

CONTACT:
    NeoStem, Inc.
    Robin Smith, Chief Executive Officer
    T: 212-584-4180
    E: rsmith@neostem.com